Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Supervisory Board
voxeljet AG:

We consent to the use of our report dated March 27, 2014 with respect to the statements of financial position of voxeljet AG as of December 31, 2013 and 2012, and the related statements of comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2013 included herein and to the reference to our firm under the heading “Experts” in the prospectus.

[s] KPMG AG Wirtschaftsprüfungsgesellschaft

Munich, Germany
April 7, 2014